Exhibit 10.2

PREFERRED STOCK PURCHASE AGREEMENT

dated as of January 29, 2026

by and among

LEXICON PHARMACEUTICALS, INC.

and

ARTAL PARTICIPATIONS S.À R.L.

i

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of January 29, 2026 (the “Execution Date”), is by and between Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Artal Participations S.à r.l. (the “Purchaser”). Capitalized terms used but not defined have the meanings ascribed to them in Section 5.10 of this Agreement.

RECITALS

WHEREAS, the Purchaser proposes to buy from the Company, and the Company proposes to issue and sell to the Purchaser, certain shares of its Series B Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), in reliance on the exemption from registration afforded by the provisions of Section 4(a)(2) of the Securities Act (as defined below), and Rule 506 of Regulation D (“Regulation D”), and subject to the terms and conditions set forth in this Agreement and with the rights, preferences, powers, restrictions, and limitations set forth in the certificate of designations of the Company in the form attached hereto as Exhibit B (the “Certificate of Designations”); and

WHEREAS, the shares of Preferred Stock issued to the Purchaser pursuant to this Agreement (including, for the avoidance of doubt, any Option Preferred Stock and any Additional Preferred Stock) shall be referred to in this Agreement as the “Purchased Stock,” and the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon conversion of the Purchased Stock shall be referred to as the “Conversion Stock”.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

Section 1.1 Purchase and Sale. On the terms and subject to the conditions herein, at the Closing (as defined below), the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company (i) the number of shares of Preferred Stock (the “Firm Preferred Stock”) set forth opposite the name of Purchaser under the heading “Number of Preferred Stock to be Purchased” on Exhibit A attached hereto (the “Schedule of Purchasers”) at a purchase price of $65 per share of Preferred Stock (the “Per Share Purchase Price”) and (ii) an additional 182,779.32 shares of Preferred Stock at the Per Share Purchase Price (the “Additional Preferred Stock”). To the extent that the Underwriters exercise the Option, the Purchaser shall have the right to purchase up to an additional 94,854.88 shares of Preferred Stock at the Per Share Purchase Price (the “Option Preferred Stock”). The purchase and sale of the Purchased Stock pursuant to this Section 1.1 is referred to as the “Purchase.”

Section 1.2 Closing. Subject to the terms and conditions hereof, the closing of the purchase of the Firm Preferred Stock and the Additional Preferred Stock (the “Closing”) shall be effected remotely by the exchange of signatures, documents and funds, as and to the extent applicable, by electronic transmission or similar means on February 2, 2026, or at such other time and place as the Company and the Purchaser agree (the “Closing Date”). Upon satisfaction or waiver by the party or parties entitled to the benefit thereof, of the conditions set forth in Section 1.4, at the Closing, the Purchaser shall deliver to the Company the Purchase Price by wire transfer of U.S. dollars in immediately available funds to an account of the Company designated in writing by the Company to the Purchaser. At the Closing, the Company shall, in accordance with this Agreement, deliver to the Purchaser the number of shares of Purchased Stock registered in the name of the Purchaser (or its nominee in accordance with its delivery instructions) with the transfer agent of the Company (the “Transfer Agent”) in book entry form, free and clear of any Liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the amount set forth opposite the name of the Purchaser under the heading “Number of Preferred Stock to be Purchased” in the Schedule of Purchasers plus the Additional Preferred Stock and written notice from the Company or its transfer agent evidencing the issuance to the Purchaser of the number of shares of Purchased Stock set forth opposite the name of the Purchaser under the heading “Number of Preferred Stock to be Purchased” in the Schedule of Purchasers plus the Additional Preferred Stock on and as of the Closing Date. Notwithstanding the foregoing, if the Purchaser informs the Company that it is a mutual fund subject to regulations related to the timing of funding and the issuance of securities, or has internal policies and/or procedures relating to the timing of funding and the issuance of securities, the Purchaser shall not be required to wire its Purchase Price until it confirms receipt of a book-entry statement from the Transfer Agent evidencing the issuance of the Purchased Stock to the Purchaser on and as of the Closing Date.

Section 1.3 The Option Preferred Stock.

(a) In the event that the Underwriters exercise the Option, the Purchaser shall have the option to purchase, at a price per share equal to the Per Share Purchase Price, a number of Option Preferred Stock from the Company, determined by multiplying 94,854.88 by a fraction, the numerator of which shall be the number of Option Securities as to which the Underwriters exercise the Option and the denominator of which shall be the maximum number of Option Securities subject to the Option rounded down to the nearest whole number.

(b) To the extent the Purchaser is granted the right to purchase any Option Preferred Stock, the closing of the sale of such Option Preferred Stock (the “Option Closing”) shall take place concurrently with the closing of the sale of the corresponding Option Securities (the “Option Closing Date”), (i) with payment for such Option Preferred Stock made by wire transfer of immediately available funds on the Option Closing Date, and (ii) with delivery of such Option Preferred Stock registered, as applicable, in the name of the Purchaser or its designee(s), free and clear of all liens, with any transfer or stamp taxes paid by the Company.

Section 1.4 Closing Conditions.

(a) The obligation of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing and, as applicable, the Option Closing, is subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchaser and the Company (acting at the direction of the board of directors of the Company (the “Board”)) at or prior to the Closing or the Option Closing, as the case may be, of each of the following conditions:

(i) there shall not be in effect any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court, administrative agency or commission or other governmental or arbitral body or authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization (each, a “Governmental Entity”), nor any Law restraining, precluding, enjoining, making illegal or otherwise prohibiting, the consummation of the transactions contemplated by this Agreement; and

(ii) there shall not be pending any suit, action or proceeding by any Governmental Entity seeking to restrain, preclude, enjoin, make illegal or otherwise prohibit the transactions contemplated by this Agreement.

(b) The obligation of the Purchaser to effect the Closing and the Option Closing, as the case may be, is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Purchaser at or prior to the Closing or the Option Closing, as the case may be, of each of the following conditions:

(i) the representations and warranties of the Company set forth herein shall be true and correct in all respects as of the Execution Date and as of the Closing Date and the Option Closing Date, as the case may be, as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date);

(ii) the Company shall have performed and complied in all material respects with its covenants, obligations and agreements required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing or the Option Closing, as the case may be;

(iii) as of the Closing Date and the Option Closing Date, as the case may be, no event shall have occurred or condition or circumstance shall exist which, individually or in the aggregate, has had or is reasonably likely to be expected to have a material adverse effect upon the business, prospects, properties, operations, management, condition (financial or otherwise), stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, or in its ability to perform its obligations under this Agreement;

(iv) the Company shall have filed Notification: Listing of Additional Shares with the Nasdaq Capital Market (the “Exchange”) for the listing of the Conversion Stock, and the Exchange shall have raised no objections to such notice or the transactions contemplated hereby;

(v) from the Execution Date to the Closing Date or the Option Closing Date, as the case may be, trading in the Common Stock shall not have been suspended by the U.S. Securities and Exchange Commission (“SEC”) or the Exchange, nor shall suspension have been threatened either (A) in writing by the SEC or the Exchange or (B) by falling below the minimum maintenance requirements of the Exchange, and, at any time prior to the Closing Date or the Option Closing Date, as the case may be, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service;

(vi) the Purchaser shall have received the executed legal opinion of Vinson & Elkins L.L.P., dated as of the Closing Date or the Option Closing Date, as the case may be, addressed to the Purchaser, in a form reasonably acceptable to the Purchaser;

(vii) the delivery by the Company of the items set forth in Section 1.5;

(viii) with respect to the Closing, the substantially concurrent closing of (i) the sale of the Shares (as such term is defined in the Underwriting Agreement) on the terms set forth in the Underwriting Agreement and (ii) the sale of the Investor Shares (as such term is defined in the Common Stock Purchase Agreement) on the terms set forth in the Common Stock Purchase Agreement;

(ix) with respect to the Option Closing, the substantially concurrent closing of the Option on the terms set forth in the Underwriting Agreement; and

(x) the Company shall have adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Exhibit B, and the Certificate of Designations shall have become effective as an amendment to the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended (the “Charter”).

(c) The obligation of the Company to sell and issue the Purchased Stock and effect the Closing or the Option Closing, as the case may be, as to the Purchaser is also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company (acting at the direction of the Board) at or prior to the Closing or the Option Closing, as the case may be, of each of the following conditions:

(i) the representations and warranties of the Purchaser set forth herein shall be true and correct in all material respects (other than any such representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) as of the Execution Date and as of the Closing Date or the Option Closing Date, as the case may be, as though made on and as of such date (except to the extent that such representation or warranty speaks to a specified date, in which case as of such specified date); and

(ii) the Purchaser shall have performed and complied in all material respects with its covenants, obligations and agreements required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing or the Option Closing, as the case may be.

Section 1.5 Deliveries.

(a) On or prior to the Closing Date and, as applicable, the Option Closing Date, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) this Agreement duly executed by the Company;

(ii) with respect to the Closing, evidence in book-entry form of the number of shares of Preferred Stock set forth opposite the name of the Purchaser under the heading “Number of Preferred Stock to be Purchased” in the Schedule of Purchasers, plus the Additional Preferred Stock, registered in the name of the Purchaser;

(iii) with respect to the Option Closing, evidence in book-entry form of the Option Preferred Stock registered in the name of the Purchaser;

(iv) evidence of the filing and acceptance of the Certificate of Designations from the Secretary of State of Delaware;

(v) a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the effect that (A) the representations and warranties of the Company in Section 2.1 hereof are true and correct as of the date of this Agreement, and as of and as if made on the Closing Date or the Option Closing Date, as the case may be, (B) all obligations, covenants and agreements to be performed or complied with by the Company at or prior to the Closing or the Option Closing, as the case may be, have been performed or complied with by it, and (C) all of the conditions set forth in Section 1.4(a) and Section 1.4(b) have been satisfied, in form and substance reasonably acceptable to the Purchaser;

(vi) a certificate of the Secretary of the Company, dated as of the Closing Date or the Option Closing Date, as the case may be, certifying as to (A) the Charter, including evidence of the filing and acceptance of the Certificate of Designations from the Secretary of State of Delaware, (B) the Company’s bylaws, (C) resolutions of the Board of Directors (or an authorized committee thereof) approving this Agreement and the transactions contemplated hereby; and (D) a good standing certificate for the Company, issued by the Secretary of State of the State of Delaware, dated not more than five (5) business days prior to the Closing Date or the Option Closing Date, as the case may be;

(vii) the Letter Agreement duly executed by the Company; and

(viii) the Company’s wire instructions at least one (1) business day prior to the Closing Date or the Option Closing Date, as the case may be.

(b) On or prior to the Closing Date and, as applicable, the Option Closing Date, the Purchaser shall deliver or cause to be delivered to the Company the following:

(i) this Agreement duly executed by the Purchaser;

(ii) the Letter Agreement duly executed by the Company and the Investor Group;

(iii) with respect to the Closing, the Purchase Price attributable to the Purchaser by wire transfer to the account specified in the Company’s wire instructions delivered pursuant to Section 1.5(a)(v);

(iv) with respect to the Option Closing, an amount equal to the Per Share Purchase Price multiplied by the number of shares of Option Preferred Stock attributable to the Purchaser by wire transfer to the account specified in the Company’s wire instructions delivered pursuant to Section 1.5(a)(v); and

(v) a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-8.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company.

(a) Reference is made to that certain Underwriting Agreement (the “Underwriting Agreement”) being entered into by the Company with the representatives of the underwriters named in Schedule II thereto (the “Underwriters”) concurrently with this Agreement. Except to the extent inapplicable to the Company’s issuance of and the Purchaser’s purchase of the Purchased Stock, as of the Execution Date and as of the Closing Date, and, as applicable, as of the Option Closing Date, the Company hereby represents and warrants to and agrees with the Purchaser to all the same representations and warranties contained in Section 1 of the Underwriting Agreement mutatis mutandis to the same extent as if such representations and warranties were set forth herein for the benefit of the Purchaser instead of the Underwriters (except that references to the (i) Underwriting Agreement therein shall be references to this Agreement and (ii) “Shares” or “Securities” thereunder shall be references to “Purchased Stock” and/or “Conversion Stock” as context requires).

(b) The Company further represents and warrants to the Purchaser as of the Execution Date and as of the Closing Date and, as applicable, as of the Option Closing Date, that:

(i) the Purchased Stock being purchased by the Purchaser hereunder will be duly authorized by the Company pursuant to the Charter and the Certificate of Designations prior to the Closing and, as applicable, prior to the Option Closing, and when issued and delivered by the Company to the Purchaser against payment therefor in accordance with the terms of this Agreement and the terms of the Purchased Stock, will be validly issued, fully paid and non-assessable and will be free of preemptive rights except as have been satisfied, or any Liens and restrictions on transfer, other than (A) restrictions on transfer under applicable state and federal securities laws and (B) such Liens as are created by the Purchaser. The Conversion Stock issuable upon conversion of the Purchased Stock, when issued and delivered to the Purchaser upon conversion of the Purchased Stock in accordance with the Certificate of Designations, will be validly issued, fully paid and non-assessable and will be free of preemptive rights except as have been satisfied or any Liens and restrictions on transfer, other than (1) restrictions on transfer under applicable state and federal securities laws and (2) such Liens as are created by the Purchaser. The respective rights, preferences, privileges and restrictions of the Purchased Stock and the Conversion Stock are as stated in the Charter (including the Certificate of Designations); and

(ii) neither the Company nor its subsidiaries nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any Company security, under circumstances that would adversely affect reliance by the Company on Section 4(a)(2) and Regulation D for the exemption from registration for the transaction contemplated hereby or would require registration of the Purchased Stock under the Securities Act.

(iii) The Company has the power and authority to enter into this Agreement and to perform its obligations, including to sell the Purchased Stock, as contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable in accordance with its terms, except as rights to indemnity hereunder may be limited by federal or state securities laws and except as may be limited or otherwise affected by (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (B) principles of equity, whether considered at law or equity.

(iv) Neither the issue and sale of the Purchased Stock nor the consummation of any other of the transactions contemplated by this Agreement, nor the execution, delivery and performance of this Agreement by the Company, nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, (i) the charter or bylaws of the Company or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Company or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii) for any such breach, violation or imposition as would not reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

(v) Other than the Requisite Stockholder Approval and the filing of the Certificate of Designations, all consents, approvals, orders, authorizations and filings required on the part of the Company and its subsidiaries in connection with the execution, delivery or performance of this Agreement have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain is not reasonably expected to have a Company Material Adverse Effect.

(vi) Assuming the accuracy of the representations and warranties of the Purchaser contained in Section 2.2, the issuance and sale of the Purchased Stock to the Purchaser pursuant to this Agreement and the issuance of the Conversion Stock upon conversion are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and neither the Company nor, to the knowledge of the Company, any person acting on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

(vii) Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Purchased Stock.

(viii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the 1933 Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except (i) for a Disqualification Event as to which Rule 506(d)(2)(ii-iv) or (d)(3) is applicable. The Company is not aware of any Person (other than any Company Covered Person) that has been paid or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Purchased Stock pursuant to this Agreement. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

Section 2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the Execution Date and as of the Closing Date, and, as applicable, as of the Option Closing Date, as follows:

(a) Authorization.

(i) This Agreement has been duly authorized, executed and delivered by the Purchaser and assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and principles of equity, whether considered at law or equity.

(ii) The Purchaser is not in violation of any law, statute, ordinance, rule, regulation, permit, or franchise applicable to it or of any judgment, ruling, order, writ, injunction or decree of any Governmental Entity having jurisdiction over the Purchaser or any of its properties or assets or in breach, default (or an event which, with notice or lapse of time or both, would constitute such a default) or violation in the performance of any obligation, agreement, covenant or condition contained in any note, bond, debenture, or any other evidence of indebtedness or in any agreement, indenture, lease or other agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties or assets are bound, which breach, default or violation in the case of clauses (ii) or (ii) would, if continued, reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(iii) Neither the execution, delivery and performance by the Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture, deed of trust, license, loan agreement, lease, agreement or other instrument or obligation to which the Purchaser is a party or by which it may be bound, or to which the Purchaser or any of its properties or assets may be subject, or subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Purchaser or its properties or assets except in the case of clauses (iii) or (iii) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b) Purchase for Investment. The Purchaser acknowledges that the Purchased Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities laws. The Purchaser acknowledges that it is acquiring the Purchased Stock pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of such Purchased Stock to any Person in violation of applicable securities laws, will not sell or otherwise dispose of any of the Purchased Stock, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Purchased Stock and of making an informed investment decision, is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Stock, has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company to its reasonable satisfaction and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and can bear the economic risk of an investment in the Purchased Stock and a total loss in respect of such investment.

(c) Financial Capability. At the Closing and the Option Closing, as the case may be, the Purchaser will have available to it sufficient funds to enable the Purchaser to pay in full at the Closing and the Option Closing, as the case may be, the entire amount of the Purchaser’s funding obligation pursuant to Section 1.2 of this Agreement. Notwithstanding the foregoing, the representations in this Section 2.2(c) shall not restrict the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Purchased Stock or the Conversion Stock in compliance with applicable federal and state securities laws and that nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold shares of Purchased Stock or Conversion Stock for any period of time.

(d) Brokers and Finders. Neither the Purchaser nor any of its Affiliates or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, finder’s fees or similar payments, and no broker or finder has acted directly or indirectly for the Purchaser, in connection with this Agreement or the Purchase.

(e) ERISA Matters. Either the Purchaser is not a Plan and is not acquiring the Purchased Stock or any beneficial ownership interest therein directly or indirectly for, on behalf of, or with the assets of any Plan or its acquisition, holding and subsequent disposition of the Purchased Stock or any beneficial ownership interest therein is permissible under applicable Law, and will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code by reason of the application of one or more Investor-Based Class Exemptions and/or the Statutory Exemption, all of the conditions of which shall be met, or breach of fiduciary duty under ERISA, or, if the Purchaser is subject to any Similar Law, such acquisition, holding and disposition will not constitute or result in a non-exempt violation of or breach of fiduciary duty under any Similar Law, and will not otherwise result in any tax, rescission right or other penalty on the Company, any of its Affiliates or the Purchaser, and, in any case, neither the purchase nor holding of the Purchased Stock or any beneficial ownership interest therein will subject the Company, any of its Affiliates or the Purchaser to any obligation not affirmatively undertaken in writing.

(f) Non-Reliance. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY IN SECTION 2.1, THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES ON BEHALF OF ITSELF AND ITS AFFILIATES AND REPRESENTATIVES THAT IT HAS NOT RELIED UPON ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASED STOCK OR THE COMPANY OR ANY OF THE SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION OR PROSPECTS, INCLUDING WITH RESPECT TO (I) ANY

FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO THE COMPANY OR ANY OF THE SUBSIDIARIES OF THE COMPANY OR THEIR RESPECTIVE BUSINESSES, OR (II) ANY ORAL OR WRITTEN INFORMATION PRESENTED TO THE PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF ITS DUE DILIGENCE INVESTIGATION OF THE COMPANY, THE NEGOTIATION OF THIS AGREEMENT OR IN THE COURSE OF THE TRANSACTIONS CONTEMPLATED HEREBY. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NOTHING IN THIS AGREEMENT SHALL NEGATE THE RELIANCE BY THE PURCHASER ON, OR LIMIT THE RIGHT OF THE PURCHASER TO RELY ON, THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS EXPRESSLY SET FORTH IN THIS AGREEMENT, NOR WILL ANYTHING IN THIS AGREEMENT OPERATE TO LIMIT ANY CLAIM BY THE PURCHASER FOR FRAUD.

ARTICLE III

COVENANTS

Section 3.1 Corporate Actions; Authorized Purchased Stock. All shares of Purchased Stock delivered to the Purchaser pursuant to this Agreement shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and non-assessable, and free of any Lien, except restrictions imposed by the Securities Act and any applicable state or foreign securities laws.

Section 3.2 [Reserved].

Section 3.3 Amendment to the Certificate of Incorporation. The Company shall take all necessary actions to duly call, give notice of, establish a record date for and convene a stockholder meeting (which may be an annual meeting or special meeting) for the purpose of (i) adopting the Charter Amendment (as defined below) (the “Requisite Stockholder Approval”), and (ii) include in the proxy statement for such meeting the Board’s recommendation that the stockholders of the Company vote in favor of such amendment and solicit from stockholders eligible to vote at such meeting proxies voting in favor of the Charter Amendment. The Company shall use best efforts to hold such stockholder meeting no later than the end of June, 2026. If the Requisite Stockholder Approval is not obtained at such meeting, the Company shall cause additional stockholder meetings to be held within 90 days from the prior meeting (the “Extended Stockholder Approval Period”). If the Requisite Stockholder Approval is not obtained within the Extended Stockholder Approval Period, then the Company shall use its reasonable best efforts to convene additional stockholder meetings every 90 days thereafter until the Requisite Stockholder Approval is obtained. For purposes of this Agreement, “Charter Amendment” shall mean the Seventh Amended and Restated Certificate of Incorporation of the Company, which shall increase the total authorized shares of Common Stock from 450,000,000 to a number (i) at least equivalent to the number required to permit the immediate conversion of all of the Purchased Stock pursuant to the terms of the Certificate of Designations, without violating the organizational documents of the Company and (ii) approved by the Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 3.4 Listing. The Company will use its commercially reasonable best efforts to ensure that the Conversion Stock is listed and admitted and authorized for trading on the Nasdaq Capital Market as of the Conversion Date.

Section 3.5 Rule 144. With a view to making available to the Purchaser the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Purchaser to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction by the Purchaser thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as there are no longer Registrable Securities; (ii) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish electronically to the Purchaser upon request, as long as the Purchaser owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of or electronic access to the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail the Purchaser of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.

Section 3.6 Further Assurances. Subject to the other terms and conditions of this Agreement, the Company and the Purchaser agree to execute and deliver all such documents or instruments, to take all commercially reasonable actions and to do all other commercially reasonable things they determine to be necessary, proper or advisable under applicable Laws or as otherwise reasonably requested by the other party to effectuate the provisions, intent and purposes of this Agreement and consummate the transactions contemplated by this Agreement.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Legend.

(a) The Purchaser agrees that all certificates or other instruments representing the Purchased Stock or the Conversion Stock delivered to the Purchaser pursuant to this Agreement will bear a legend substantially to the following effect:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE

STATE SECURITIES LAWS. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(b) In the event that the Purchased Stock or the Conversion Stock subject to this Agreement is uncertificated, the Company shall give notice of such legend in accordance with applicable Law.

(c) Once a registration statement covering the resale of the Registrable Securities (a “Registration Statement”) is declared effective, the Company shall remove, and cause its Transfer Agent to remove, all restrictive legends, including the legend set forth in paragraph (a) above, and the Company shall, upon request of the Purchaser or the Transfer Agent, provide a blanket opinion of counsel permitting such removal. Further, the Company shall remove all restrictive legends, including the legend set forth in paragraph (b) above, (i) following any sale of such Conversion Stock pursuant to Rule 144 or any other applicable exemption from the registration requirements of the Securities Act, or (ii) if such Conversion Stock are eligible for resale under Rule 144(b)(1) or any successor provision. Without limiting the foregoing, within two (2) business days of the request of the Purchaser, subject to receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities laws, the Company shall promptly cause the legend to be removed from any book-entry statements for any Conversion Stock in accordance with the terms of this Agreement and deliver, or cause to be delivered, to the Purchaser new book-entry statements representing the Common Stock or derivative shares that are free from all restrictive and other legends or, at the request of the Purchaser, via DWAC transfer to the Purchaser’s account.

(d) The Purchaser agrees with the Company (i) that the Purchaser will sell any Conversion Stock only pursuant to either the registration requirements of the 1933 Act, including any applicable prospectus delivery requirements, or an exemption therefrom, (ii) that if Conversion Stock is sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein and (iii) that if, after the effective date of the registration statement covering the resale of the Conversion Stock, such registration statement ceases to be effective and the Company has provided notice to the Purchaser to that effect, the Purchaser will sell Conversion Stock only in compliance with an exemption from the registration requirements of the 1933 Act.

Section 4.2 Cleansing Matters. By no later than 9:00 A.M., New York City time, on the business day immediately following the Execution Date hereof (provided that, if this Agreement is executed between midnight and 9:00 A.M., New York City time on any business day, no later than 9:01 A.M. on the date hereof) (the “Disclosure Time”), the Company shall (a) issue a press release (the “Press Release”) reasonably acceptable to the Purchaser disclosing all material terms of the transactions contemplated hereby and (b) file a Current Report on Form 8-K with the SEC describing the terms of this Agreement and the transactions contemplated hereby (including, without limitation, the Certificate of Designations). From and after the Disclosure Time, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this Agreement. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under this Agreement or an agreement entered into in connection with the transactions contemplated hereby, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates, on the one hand, and the Purchaser or any of its officers, directors, agents, employees or investment advisers, on the other hand, shall terminate. In addition, notwithstanding the foregoing, the Company shall not, without the prior written consent of the Purchaser, disclose the name of the Purchaser or any of its affiliates or investment advisers, or include the name of the Purchaser or any of its affiliates or investment advisers (i) in any press release or marketing materials or (ii) in any filing with the SEC or any regulatory agency or the Exchange, except as required by applicable federal securities law (A) in connection with any Registration Statement (which shall be subject to review and comment of the Purchaser pursuant to the terms of this Agreement) and (B) to the extent such disclosure is required by law, request of the SEC’s staff or Exchange regulations, in which case the Company shall provide the Purchaser with prior written notice of and an opportunity to review such disclosure permitted under this subclause (ii).

Section 4.3 Cooperation. The Company shall, and shall cause its subsidiaries and affiliates to, use its best efforts to cooperate in good faith with the Purchaser and any applicable governmental authority to take or cause to be taken all actions and to do or cause to be done all things that are necessary, proper or advisable in compliance with applicable antitrust laws to permit the full conversion of the Purchased Stock.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival; Limitations on Liability. All the agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing and the Option Closing, as the case may be.

Section 5.2 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of each of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing and the Option Closing, as the case may be, are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.3 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile or other means of electronic transmission (including by email in “.pdf” format) and such facsimiles or other means of electronic transmission will be deemed as sufficient as if original signature pages had been delivered.

Section 5.4 Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the Court of Chancery located in the County of New Castle in the State of Delaware, or in the event (but only in the event) that such court shall not have subject matter jurisdiction, any federal court of the United States or other state court located in the County of New Castle in the State of Delaware, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. Each party to this Agreement hereby irrevocably waives any defense in any such action, suit or proceeding that it is not personally subject to the jurisdiction of the above named courts and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

Section 5.5 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given on the date of delivery if delivered personally or by telecopy, electronic mail or facsimile, upon confirmation of receipt (it being understood that the parties agree to provide confirmation of receipt promptly upon the receipt of any notice by telecopy, electronic mail or facsimile), on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company:

Lexicon Pharmaceuticals, Inc.

2445 Technology Forest Blvd., 11th Floor

The Woodlands, Texas 77381

Attn: General Counsel

with a copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.

845 Texas Ave, Suite 4700

Houston, Texas 77002

Attn: David P. Oelman

E-mail: doelman@velaw.com

Attn: Jackson A. O’Maley

E-mail: jomaley@velaw.com

If to the Purchaser:

Artal Participations S.à r.l.

44 rue de la Vallée

L-2661 Luxembourg

Luxembourg

Attention: Pierre Claudel

and

The Invus Group, L.L.C.

750 Lexington Avenue (30th Floor)

New York, New York 10022

Attention: David van Zandt

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Kenneth Wallach, Esq.; Lia Toback, Esq.

Section 5.7 Entire Agreement. This Agreement, the Certificate of Designations, the Common Stock Purchase Agreement, the Letter Agreement, and the other agreements and documents referred to herein (including the exhibits hereto) constitutes the entire agreement between the parties, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

Section 5.8 Assignment and Transfer. Neither this Agreement, nor any of the rights, interests or obligations hereunder may be assigned or transferred or otherwise disposed of by the Purchaser (whether by operation of Law or otherwise) without the prior written consent of the Company; provided, that nothing in this Section 5.8 shall prohibit the Purchaser from (i) transferring or assigning any of its rights, interests and obligations hereunder to any Affiliate of the Purchaser or (ii) transferring or otherwise disposing of the Purchased Stock or the Conversion Stock, without the consent of the Company, in compliance with applicable securities laws. No assignment or transfer of any right set forth under Section 3.2 shall be valid unless and until the assignee or transferee thereof signs a joinder to this Agreement on a form agreeable to the Company. Neither this Agreement, nor any of the rights, interests or obligations hereunder may be assigned by the Company (whether by operation of Law or otherwise) without the prior written consent of the Purchaser.

Section 5.9 Freely Tradeable Securities. The Company agrees that none of the provisions of this Agreement shall limit the right of the Purchaser to engage in, or require the Company’s consent with respect to, any short sales of securities of the Company, including, without limitation, sales “against the box.”

Section 5.10 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the word “or” is not exclusive;

(b) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Texas generally are authorized or required by law or other governmental action to close;

(e) any reference to any “day” or any number of “days” without explicit reference to “business days” shall be deemed to refer to a calendar day or number of calendar days, and if any action is to be taken on or by a particular calendar day that is not also a business day, then such action may be deferred until the immediately succeeding business day;

(f) the word “will” shall have the same meaning as the word “shall”; and

(g) the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(h) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control (through the holding of over 50% of the voting power with respect to the election of directors, or, in the absence of a board of directors, with respect to the appointment or management of the general partner, managing member or equivalent governing body) with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, the Company and the subsidiaries of the Company, on the one hand, and the Purchaser, on the other, shall not be considered Affiliates of each other.

(i) “Common Stock Purchase Agreement” means that certain Purchase Agreement being entered into by the Company with the Purchaser and the Investor Group concurrently with this Agreement.

(j) “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

(k) “Conversion Date” means the date upon which the Purchased Stock convert into the Conversion Stock.

(l) “DGCL” means the General Corporate Law of the State of Delaware.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

(n) “Investor-Based Class Exemption” means any of Prohibited Transaction Class Exemption 75-1, Prohibited Transaction Class Exemption 84-14, Prohibited Transaction Class Exemption 90-1, Prohibited Transaction Class Exemption 91-38, Prohibited Transaction Class Exemption 95-60 or Prohibited Transaction Class Exemption 96-23.

(o) “Investor Group” means, collectively, Invus US Partners LLC, Ulys, L.L.C., Invus L.P., Invus Advisors, LLC, Invus Public Equities, L.P., Invus Public Equities Advisors, LLC, Invus Global Management, LLC, Siren, L.L.C. and Mr. Raymond Debbane.

(p) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including any international, foreign, national, state, provincial, regional, or local authority, relating to pollution, the protection of occupational health and workplace safety, the environment, or natural resources, or to the use, handling, storage, manufacturing, transportation, treatment, discharge, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants applicable to such entity.

(q) “Letter Agreement” means that certain Letter Agreement being entered into by the Company with the Purchaser and the Investor Group concurrently with this Agreement.

(r) “Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other restriction of any kind, whether based on common law, statute or contract.

(s) “Plan” an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended from time to time, and Treasury Regulations promulgated thereunder (the “Code”) that is subject to Section 4975 of the Code, employee benefit plans that are governmental plans within the meaning of Section 3(32) of ERISA, certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA), any entity or account whose underlying assets are deemed to include “plan assets” (within the meaning of the Department of Labor regulation located at 29 C.F.R. section 2510.3¬101, as modified by Section 3(42) of ERISA)or any plan, entity or account that is not subject to the foregoing but is subject to analogous provisions under any Similar Law.

(t) “Option” means the option set forth in the Underwriting Agreement of the Underwriters to purchase the Option Securities (as defined in the Underwriting Agreement).

(u) “Purchase Price” means, as to the Purchaser, the aggregate amount to be paid for the Purchased Stock purchased hereunder as specified under the Purchaser’s name on Exhibit A attached hereto, under the column entitled “Aggregate Purchase Price” plus, as applicable, the Per Share Purchase Price multiplied by the amount of Additional Preferred Stock.

(v) “Similar Law” means any U.S. federal, state, non-U.S., or local Law that is similar to the provisions of Title I of ERISA or Section 4975 of the Code.

(w) “Statutory Exemption” means the statutory prohibited transaction exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code.

Section 5.11 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 5.12 Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 5.13 Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 5.14 Public Announcements. The Purchaser shall not, and shall cause its Affiliates not to, issue any press release or other public statements prior to the Company’s public announcement of the Purchase without the Company’s prior written consent or consultation, except as may be required by applicable Law or any listing agreement related to the trading of the Common Stock on the Exchange. Notwithstanding anything herein to the contrary and for greater clarity, the Purchaser shall not be required to obtain consent pursuant to this Section 5.14 to the extent any proposed press release or other public statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 5.14 and nothing in this Section 5.14 shall prevent or restrict the Purchaser or its Affiliates from furnishing customary information concerning the transactions contemplated hereby and publicly available information to their current or prospective limited partners or investors.

Section 5.15 Specific Performance. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement and the transactions contemplated hereby were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law.

Section 5.16 Termination. Prior to the Closing or the Option Closing, as the case may be, this Agreement may only be terminated:

(a) by mutual written agreement of the Company and the Purchaser (with respect to itself only);

(b) by the Company or the Purchaser (with respect to itself only), upon written notice to the other party in the event that the Closing shall not have occurred on or before 4:00 p.m., Houston time, on February 6, 2026; provided, however, that the right to terminate this Agreement pursuant to this Section 5.16(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or the Purchaser (with respect to itself only) if a statute, rule, order, decree or regulation shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Entity of competent jurisdiction that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the transactions contemplated by this Agreement or makes the transactions contemplated by this Agreement illegal;

(d) by written notice given by the Company to the Purchaser if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Purchaser in this Agreement such that the conditions in Section 1.4(c)(i) or Section 1.4(c)(ii) would not be satisfied and which have not been cured by the Purchaser thirty (30) days after receipt by the Purchaser of written notice from the Company requesting such inaccuracies or breaches to be cured; or

(e) by written notice given by the Purchaser (with respect to itself only) to the Company, if there have been one or more inaccuracies in or breaches of one or more representations, warranties, covenants or agreements made by the Company in this Agreement such that the conditions in Section 1.4(b)(i) or Section 1.4(b)(ii) would not be satisfied and which have not been cured by the Company within thirty (30) days after receipt by the Company of written notice from the Purchaser requesting such inaccuracies or breaches to be cured.

Section 5.17 Effects of Termination. In the event of any termination of this Agreement pursuant to the penultimate sentence of Section 1.2 or in accordance with Section 5.16, no party (or any of its Affiliates) shall have any liability or obligation to the other party (or any of its Affiliates) under or in respect of this Agreement, except to the extent of any liability arising from any breach by such party of its obligations of this Agreement arising prior to such termination and any fraud or intentional or willful material breach of this Agreement. In the event of any such termination, this Agreement shall become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, in each case, except as set forth in the preceding sentence and that the provisions of Section 5.2 through Section 5.15 and this Section 5.17 shall survive the termination of this Agreement.

Section 5.18 Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the Execution Date or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Purchaser (with respect to itself only), and no former, current or future equityholders, controlling Persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any covenants, obligations, agreements or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other party hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 5.19 Reliance. Notwithstanding anything to the contrary in this Agreement, each party hereto has relied upon and will be deemed to have relied upon for all purposes of this Agreement the other party’s express representations, warranties, covenants, agreements and indemnification obligations set forth in this Agreement.

Section 5.20 Recapitalization, Exchanges, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Purchased Stock, and shall be appropriately adjusted for combinations, stock splits, recapitalizations and the like occurring after the date of this Agreement and prior to the Closing or the Option Closing, as the case may be.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Scott Coiante
Name:	Scott Coiante
Title:	Senior Vice President and Chief Financial Officer

SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT

PURCHASER:

ARTAL PARTICIPATIONS S.À R.L.

By:	/s/ Pierre Claudel
Name:	Pierre Claudel
Title:	Manager

SIGNATURE PAGE TO PREFERRED STOCK PURCHASE AGREEMENT

EXHIBIT B

Form of Certificate of Designations

[Attached].

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

LEXICON PHARMACEUTICALS, INC.

February 2, 2026

The undersigned, Brian T. Crum, Senior Vice President, General Counsel and Secretary of Lexicon Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”), the Board is authorized to provide for the issuance of up to 5,000,000 shares of preferred stock of the Corporation, par value of $0.01 per share (the “Preferred Stock”), of which none are presently issued and outstanding, by filing a certificate of the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board.

2. Pursuant to Section 151 of the DGCL and the authority expressly vested by the Charter, the following resolutions were duly adopted by the Board on January 26, 2026:

WHEREAS, the Charter provides for the issuance from time to time of Preferred Stock in one or more series;

WHEREAS, the Board is authorized to fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, pursuant to the applicable provisions of the DGCL; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to create, provide for the issuance of, fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of, if any, and fix other matters relating to, a series of the Preferred Stock designated as “Series B Convertible Preferred Stock,” which shall consist of 462,000 shares, par value of $0.01 per share.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby create and provide for the issuance of a series of Series B Convertible Preferred Stock and does hereby fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, and other matters relating to the shares of Series B Convertible Preferred Stock as follows:

Section 1. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Series B Convertible Preferred Stock shall be entitled to receive a payment of $0.01 per share of Series B Convertible Preferred Stock in preference (the “Liquidation Preference”) to the holders of, and before any payment or distribution is made on, any stock ranking junior to the Series B Convertible Preferred Stock, including, without limitation, on the Corporation’s common stock, par value of $0.01 per share (the “Common Stock”). Following the payment of the Liquidation Preference, the holders of the Series B Convertible Preferred Stock shall be entitled to receive the amount that such holders would have been entitled to receive if the Series B Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock at the Conversion Ratio (as defined below), which amounts shall be paid pari passu with all holders of Common Stock.

(b) In the event the assets of the Corporation available for distribution to the holders of shares of Series B Convertible Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 1(a), proportionate distributable amounts shall be paid on account of the shares of Series B Convertible Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of Series B Convertible Preferred Stock and of any stock that ranks on parity with the Series B Convertible Preferred Stock are entitled upon such liquidation, dissolution or winding up.

(c) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

Section 2. Voting. Except as provided in this Section 2, holders of Series B Convertible Preferred Stock shall not be entitled to vote on matters presented to the holders of Common Stock for approval. Notwithstanding the foregoing, as long as any shares of Series B Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of holders of two thirds (2/3) of the then outstanding shares of Series B Convertible Preferred Stock, voting as a separate class, (a) either directly or indirectly, by amendment, merger, consolidation or otherwise, alter, amend or repeal any provisions of this Certificate of Designations (as defined below), (b) authorize or create any class of equity securities ranking as to distribution of assets upon Liquidation senior to the Series B Convertible Preferred Stock or (c) enter into any agreement with respect to any of the foregoing. Any vote required or permitted under Section 2 may be taken at a meeting of the holders of Series B Convertible Preferred Stock or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by holders of Series B Convertible Preferred Stock representing at least two thirds (2/3) of the outstanding shares of Series B Convertible Preferred Stock.

Section 3. Automatic Conversion. Except as provided in this Section 3, each share of Series B Convertible Preferred Stock shall automatically, and without any further action on the part of the holder thereof, convert into fifty shares of Common Stock (as it may be adjusted in accordance with Section 7(b), the “Conversion Ratio”) immediately following the satisfaction of all of the following conditions: (i) the approval of the Seventh Amended and Restated Certificate of Incorporation of the Corporation (the “New Charter”) by the stockholders of the Corporation (the “Stockholder Approval”), which shall increase the total authorized shares of Common Stock to a number (A) at least equivalent to the number required to permit the immediate conversion of all of the then outstanding shares of Series B Convertible Preferred Stock pursuant to the terms of this Certificate of Designations, without violating the organizational documents of the Corporation and (B) approved by all of the holders of Series B Convertible Preferred Stock (which approval shall not be unreasonably withheld, conditioned or delayed) (the “Authorized Share Increase”), (ii) the adoption of the New Charter by the Board, and (iii) the filing and acceptance of the New Charter with and by the Secretary of State of the State of Delaware, which shall be filed the same day as the date of Stockholder Approval (the “Conversion”); provided, however, no such automatic conversion shall be permitted until all consents, approvals or clearances with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, The Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (such consent, approval or clearance, “HSR Approval”) required for the conversion by the holders of Series B Preferred Stock, if any, shall have been obtained, received, deemed to have been received or terminated or expired as the case may be. The holders of the Series B Convertible Preferred Stock shall inform the Corporation when HSR Approval has been received. The Corporation shall within one (1) business day of the later of Stockholder Approval and confirmation from the holders of the Series B Convertible Preferred Stock that any necessary HSR Approval has been received, inform each holder of Series B Convertible Preferred Stock that the conditions to the Conversion have been satisfied and the effective date of the Conversion. The shares of Common Stock to be issued upon Conversion (the “Conversion Shares”) shall be issued as follows: (a) Series B Convertible Preferred Stock that is registered in book-entry form shall be automatically cancelled on the date of Conversion and converted into the corresponding Conversion Shares, which shares shall be issued in book-entry form and without any action on the part of the holders thereof and shall be delivered to the holders thereof within two (2) business days of the effectiveness of the Conversion; (b) Series B Convertible Preferred Stock that is issued in certificated form shall be deemed converted into the corresponding Conversion Shares on the date of Conversion and the holder’s rights as a holder of such shares of Series B Convertible Preferred Stock shall cease and terminate on such date, excepting only the right to receive the Conversion Shares within two (2) business Days of the effectiveness of the Conversion. The holder of Series B Convertible Preferred Stock shall surrender any stock certificate to the Corporation for cancellation within three (3) business days of the date the Conversion. Notwithstanding the cancellation of the Series B Convertible Preferred Stock upon Conversion, holders of Series B Convertible Preferred Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designations, and in all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Series B Convertible Preferred Stock pursuant hereto.

Section 4. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property (a “Fundamental Transaction”), then in any such case the shares of Series B Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Ratio multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided, however, that in connection with any Fundamental Transaction contemplated by this Section 4 solely among or between the Corporation and one or more subsidiaries of the Corporation, each share of Series B Convertible Preferred Stock shall be exchanged for a share of senior preferred stock in the ultimate surviving parent entity in such transaction, having substantially the same designations, relative rights and preferences as the Series B Convertible Preferred Stock. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the holders of Series B Convertible Preferred Stock new preferred stock consistent with the foregoing provisions and evidencing such holders’ right to convert such preferred stock into such consideration. The terms of any agreement to which the Corporation is a party and pursuant to which such Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 4 and ensuring that the Series B Convertible Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each holder of Series B Convertible Preferred Stock, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least five (5) calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

Section 5. Other Provisions.

(a) Best Efforts. The Corporation shall use its best efforts to effect the automatic conversion as provided in Section 3 above, which, for the avoidance of doubt, shall include obtaining the vote to effect the Authorized Share Increase.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series B Convertible Preferred Stock may deem and treat the record holder of any shares of Series B Convertible Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of the Series B Convertible Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of the Series B Convertible Preferred Stock, the Corporation shall pay cash equal to such fraction multiplied by the closing price of a share of Common Stock on The Nasdaq Stock Market on such date.

(d) Tax Matters.

(i)

The Corporation and its paying agent shall be entitled to withhold taxes on all payments made to the relevant holder of the Series B Convertible Preferred Stock or Common Stock issued upon conversion of the Series B Convertible Preferred Stock to the extent required by law. The Corporation and its paying agent shall be entitled to satisfy any required withholding tax on non-cash payments (including deemed payments and in connection with any conversion) through cash dividends, shares of Common Stock or sales proceeds paid, subsequently paid or credited (or on the consideration otherwise delivered with respect to such holder or its successors or assigns). Notwithstanding the foregoing, the Corporation agrees that absent a change in applicable law, (i) no U.S. federal withholding shall apply to a conversion of the Series A Preferred Stock into Common Stock pursuant to the terms hereof and (ii) it will not treat the Series B Convertible Preferred Stock as “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulations Section 1.305-5.

(ii)

The Corporation shall pay any and all issue, documentary, stamp and other similar taxes, excluding any income, franchise, property or similar taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of Series B Convertible Preferred Stock pursuant hereto. However, a holder of the Series B Convertible Preferred Stock shall pay any tax that is due because Common Stock issuable upon conversion of Series B Convertible Preferred Stock are issued in a name other than such holder’s name.

Section 6. Restriction and Limitations. Except as required by law so long as any shares of Series B Convertible Preferred Stock remain outstanding, the Corporation shall not, without the written consent of the holders of at least two-thirds (2/3) of the then outstanding shares of the Series B Convertible Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the holders of Series B Convertible Preferred Stock.

Section 7. Dividends and Stock Splits.

(a) The holders of the Series B Convertible Preferred Stock shall be entitled to receive, with respect to any distribution of cash or other property made to holders of Common Stock, the amount that such holders of Series B Convertible Preferred Stock would have been entitled to receive if the Series B Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock at the Conversion Ratio on the record date for such distribution.

(b) If the Corporation, at any time while shares of the Series B Convertible Preferred Stock are outstanding: pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or Common Stock equivalents, subdivides outstanding shares of Common Stock into a larger number of shares, or combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock issuable upon conversion in Section 3 shall be modified by multiplying the Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event. Any adjustment made pursuant to this Section 7 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Successive adjustments in the Conversion Ratio shall be made whenever any event specified above shall occur.

RESOLVED, FURTHER, that the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designations of Preferences, Rights and Limitations (this “Certificate of Designations”) in accordance with the foregoing resolutions and the applicable provisions of the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of the day and year first written above.

Brian T. Crum
Senior Vice President, General Counsel and Secretary

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CERTIFICATE OF DESIGNATIONS